Exhibit 3.1

ARTICLES OF INCORPORATION OF

GRUPO AEROPORTUARIO DEL PACIFICO, S.A. DE C.V.

Corporate Name, Purpose, Address, Nationality and Term

                ARTICLE ONE. Corporate Name. The corporate name of the Company is Grupo Aeroportuario del Pacífico and shall always be followed by the phrase “Sociedad Anónima de Capital Variable”, or its abbreviation “S.A. de C.V.”.

                ARTICLE TWO. Corporate Purpose. The corporate purpose of the Company shall be:

                1.             To acquire shares, interests or participation in private or state-controlled companies, either as founder or by acquiring shares or interests in previously established companies engaged in managing and operating airports, including the complementary and commercial services, construction and/or exploitation of civil airports under the Mexican Airports Act (“Ley de Aeropuertos”) and its regulation, as well as to participate in the corporate capital of companies that provide any type of service, and to vote the shares it owns when required, always en bloc, in the same sense, as established by these company bylaws, as instructed by the Board of Directors, the Company’s shareholders, or any other person to whom said power has been delegated under these articles of incorporation; Board of Directors; to sell, transfer or dispose of any such shares or interests or other securities as permitted by law.

                2.             To receive from other Mexican or foreign entities, corporations or natural persons and provide to the entities where it may have any interest or participation or to other entities, corporations or natural persons, the services that may be required to perform and fulfill its corporate purpose, including but not limited to technical consulting services in industrial, managerial, accounting, merchandising or financial matters in connection with the administration, operation, construction and/or exploitation of airports.

                3.             To request and obtain under any title, acting directly or through its subsidiaries, concessions and permits to manage, operate, build and/or run airports, as well as to provide any other services needed to run such airports to perform any activity that directly supports and is connected to such purpose, including but not limited to any storage, bonded warehouse, and any other activity that may be complementary to the services it provides and from which it directly obtains a benefit, as well as to grant guaranties on such concessions and permits. Likewise, under the terms of the corresponding regulations and concession title, the Company may receive, directly or through its subsidiaries, income to be used by for civil airport infrastructure, the execution of agreements, the services that it provides directly, and its commercial activities.

                4.             To obtain, acquire, use, license or dispose of any and all kind of patents, certificates of invention, trademarks, commercial names, copyright or rights derived therefrom, either in the Mexican United States or elsewhere.

                5.             To obtain all kind of loans and credits with or without a specific guaranty, and to grant loans to civil partnerships or business corporations in which the Company may be related to as own more than 50% (fifty percent) of the voting rights or which it may otherwise control, or to individuals pursuant to the policies established for such purposes by the Company.

                6.             To grant all kind of guaranties and negotiable instruments security of negotiable instruments issued or obligations assumed by the Company or by entities in which the Corporation may own more than 50% (fifty percent) of the voting rights or may otherwise

                7.             To issue and execute all kind of negotiable instruments, accept and endorse them, including obligations with or without real guaranty.

                8.             To issue not-acquired shares of any kind to form the corporate capital, which shall be kept in the Treasury of the Company to be delivered when they are acquired, as well as to enter into option agreements with third parties to whom a right to acquire and pay the not previously acquired shares is to be granted. Moreover, the Company may issue not-acquired shares under the terms and conditions of Article 21 of the Stock Market Law (“Ley del Mercado de Valores”).

9.            To keep, hold, sell, transfer, dispose of, or receive in lease all kind of assets, movable goods or real property, as well as the real property rights thereon, as may be necessary or convenient to pursue the corporate purpose or to undertake the activities of the civil partnerships or corporations on which the Company may have an interest or participation.

10.          The Company may acquire shares representing its corporate capital under Article Nine of these articles of incorporation and the governing legislation.

11.          In general, to carry out and execute all the related, incidental or accessory acts, agreements and transactions that may be necessary or convenient to the pursuit thereof.

ARTICLE THREE. Corporate Domicile. The corporate domicile of the is Mexico City, Federal District; however, the Company may establish offices, agencies or branches in any other location of the Mexican Republic or any other country, or submit domiciles of choice, without deeming such fact as a change in its corporate address.

ARTICLE FOUR. Nationality. The Company is Mexican. Any foreigner who during the organization meeting or subsequently acquires a corporate interest or share in the Company shall by this simple fact be considered Mexican with respect to both; to the goods, rights, concessions, shares or interests held by the Company, and the interests and obligations that derive from contracts in which the Company is a party, shall be understood to agree not to invoke the protection of his Government under penalty of forfeiting his interest or share to the Mexican Government if he breaches his agreement.

ARTICLE FIVE. Term. The term of the Company Is one hundred (100) years, which term shall be calculated as from the incorporation date and may be extended, prior decision of the shareholders in this sense.

Corporate capital and Shares

                ARTICLE SIX. Corporate capital. The Corporate capital shall be variable. The minimum fixed corporate capital not subject to retirement is $16,019,823,119.00 (Sixteen billion nineteen million eight hundred and twenty-three thousand one hundred and nineteen Mexican Pesos 00/100) represented by 561,000,000 (five hundred and sixty-one million) ordinary, registered Class I shares without statement of par value, subscribed and paid in full. The variable part of the corporate capital shall not exceed ten times the sum of the minimum fixed part of the corporate capital not subject to retirement, and shall be represented by ordinary, registered  Class II shares without statement of par value, which shall mention the year of issue and be numbered from one onward, as per the issue in each year, and shall have such other characteristics as determined by the shareholders meeting that approves their issuance. Both classes of the Company’s corporate capital shall be divided into two series of shares as follows:

1.            Series “B” shares, freely acquired, which may represent up to 100% (one hundred percent) of the corporate capital. The Series “B” shares may be acquired by any national or foreign person, including individuals, companies or entities defined as investors under Article 2 of the Foreign Investment Act (“Ley de Inversión Extranjera”), except for foreign governments; and

2.            Series “BB” shares, freely acquired, which may represent up to 15% (fifteen percent) of the corporate capital, and which may be acquired by any national or foreign person, including individuals, enterprises or entities defined as investors under Article 2 of the Foreign Investment Act (“Ley de Inversión Extranjera”). The Series “BB” shares shall be subject to the following rules:

(a)                                  The Series “BB” shareholders shall be entitled to appoint 4 (four) members of the Company’s Board of Directors and their substitutes by the vote of the majority of the shares which represent such series and shall have the rights and powers established in Articles Ten, Eleven, Fifteen, Seventeen, Twenty Two, Twenty Six, Twenty Eight, Thirty and Forty-five hereinafter;

(b)                                 Prior to conversion into “B” series shares, the “BB” series may only be transferred to the extent that (i) the holder of such series “BB” shares is the Federal Government or any decentralized body of the federal public administration or majority state-participation company, or (ii) are transmitted to a Related Person that is not a natural person, who fulfills the requirements established in item 3.2 of the notice and bases of the bidding process of the titles representing the corporate capital of the Company, as published in the Federal Official Gazette (“Diario Oficial de la Federación”), on February 25, 1999, and amended by publication in the Federal Official Gazette on July 9, 1999, and the Ministry of Communications and Transport (“Secretaría de Comunicaciones y Transportes”) is notified 15 (fifteen) business days in advance of such circumstance, proving compliance with the aforementioned requirements (in the understanding that if Nacional Financiera, S.N.C. keeps less than 51% (fifty one percent) of the  Company’s corporate capital, it will also require the favorable vote of at least 51% (fifty one percent) of the corporate capital of the Company). In all cases, once the series “BB” shares are transmitted and therefore converted into Series “B” shares, the percentage mentioned in paragraph 2 hereinabove, shall be reduced in the proportion of series “BB” shares converted into series “B”, and such percentage may only be increased again with the approval of an extraordinary shareholders meeting.

(c)                                  The series “BB” shares may be converted into series “B” shares after a period of 15 (fifteen) years following the execution date of the Technical Assistance and Technologic Transfer Agreement between the Company and the holders of series “BB” shares (the “Strategic Shareholder”) provided. an extraordinary shareholders meeting, with the approving vote of the shareholders representing at least 51% (fifty one percent) of the Series “B” shares not held by the Strategic Shareholder or a person related to the Strategic Shareholder decides to undertake such conversion and at the same time to not renew the Technical Assistance Agreement. However, if upon expiration of the aforementioned 15 (fifteen) year period, the Strategic Shareholder has series “BB” shares representing less than 7.65% (seven point sixty five percent) of the Company’s corporate capital, then such shares shall necessarily be converted to series “B” shares. The series “BB” shares may be transferred via conversion to series “B” shares before the expiration of such 15 (fifteen) year period in the cases and under the terms provided in the first paragraph of Article Eleven of these articles of incorporation.

If consequent to such conversion, any shareholder exceeds the limits of individual share holding established in Article Ten below, such shareholder shall have a period of 30 (thirty) calendar days to sell the excess participation and, otherwise, the Company shall be authorized to amortize the shares exceeding such authorized individual participation, at the book value according to the last audited financial statements approved by a shareholders meeting, or to acquire such shares pursuant to Article Nine hereof.

                Pursuant to Article 111 of the General Corporation and Partnership Law (“Ley General de Sociedades Mercantiles”), all of the shares of the Company shall be registered.

                The Company may issue unsubscribed shares of any kind which form the corporate capital and which shall be kept in the Company’s Treasury of the to be delivered to the extent that they are acquired and become outstanding. Moreover, the Company may issue unsubscribed shares under the terms and conditions provided in Article 81 of the Stock Market Law.

                Within the corresponding series, all the ordinary shares shall grant equal rights and obligations to their holders. The certificates and titles which cover such shares shall comply with all of the requirements established in Article 125 of the General Corporation and Partnership Law; they may represent one or more shares and shall be signed by a member of the Board of Directors appointed by the Series “B” shareholders and by one appointed by the Series “BB” shareholders and shall contain an exact transcription of this Article, as well as of Articles Ten, Eleven, Twelve, Thirteen and Fourteen hereof.

With regards to shares deposited before a securities deposit institution, the Company may deliver several titles, or a single tile, to such institution covering part or all of the shares in the issue and deposit, issued for securities deposit, and they may have coupons attached or not, pursuant to article 74 of the Stock Market Law. The Company shall issue the corresponding titles within 90 (ninety) calendar days after the date when the corresponding issuance or exchange was agreed.

ARTICLE SEVEN. Registration. The Company shall keep a Stock Register which may be run either by the Company or by a Mexican banking institution or securities deposit institution, which shall act in the name of and representing the Company as Registrar Agent, where all the transactions shall be recorded that are related to the acquisition, execution or transfer of shares and that shall include the names, addresses and nationalities of the shareholders as well as of the share transferees. If the shares representing the corporate capital of the Company are listed in the stock market, such Stock Register shall be updated annually in respect of the deposited shares, with the  registers and entries that the securities deposit institution keeps for securities deposit where the Company’s shares are deposited, as per the applicable rules of the Stock Market Law. Stock Market Law

The Stock Register shall be kept closed from the third business day previous to any shareholders meeting and until and including the date the meeting is held. Consequently, no entries whatsoever shall be made in the Register during such periods.

The Company shall not record in the Stock Register such stock acquisitions as are undertaken in breach of Article Ten below; therefore the Company shall not be bound to the assumed buyer or subscriber to pay dividends or to take into consideration the vote of such shares whose acquisition has not been recorded in the Stock Register.

The Company shall only consider as the legitimate holder of the shares, the person recorded as a shareholder in the Stock Register under the terms of Articles 128 and 129 of the General Corporation and Partnership and 78 of the Stock Market Law.

                ARTICLE EIGHT. Cancellation of Registration. If shares representing the Company’s capital in the Securities Section of the National Securities Registry (“Registro Nacional de Valores”) are cancelled as per either the request of the Company or the decision of the Mexican National Banking and Securities Commission (“Comisión Nacional Bancaria y de Valores”), the shareholders who hold title to the majority of the ordinary shares or who have a possibility in any legitimate form, to impose decisions in the general shareholders meeting or to appoint the majority of the Board of Directors of the Company shall make a public offering of purchase prior to such cancellation. Thereafter, the aforementioned shareholders shall allocate in trust for at least 6 (six) months, the funds that are needed to buy the shares of investors who failed to accept said offer, at the same price as the public purchase offer, if following the public purchase offer and before registration of the corporation’s equity shares or of other securities issued based on these shares is cancelled in the National Securities Registry, said shareholders have not managed to purchase 100% (one hundred percent) of the paid-in corporate capital.

The aforementioned public offering shall be made at least at the highest value resulting between (i) the Market Price (as defined hereinafter); or (ii) the book value of the share in accordance with the last quarterly report filed by the Mexican National Banking and Securities Commission and the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A. de C.V.) before the start of the offer, unless said value has been modified in accordance with the criteria for determining the relevant information, in which case, the most recent financial information of the Company shall be considered

For purposes of the provisions in the preceding paragraph, “Market Price” shall mean the average price calculated on the trading volume of the last 30 (thirty) days during which the shares of the Company were negotiated previous to the date of the offering, during a maximum period of 6 (six) months. If the shares were negotiated in the aforementioned period for less than thirty days, the days when the shares were actually negotiated shall be taken into account. If the shares are not negotiated within such period, the book value shall be taken into consideration. In the event that the offering comprises more than one series of shares, the weighted average referred to in this paragraph, shall be calculated for each of the shares to be cancelled. The highest resulting average shall be taken as the listing value for the public offering of all of the series.

Board of Directors of the Company, within 5 (five) business before the initial offering, the Company’s Board of Directors shall give its opinion as to justification of the initial public offering price, taking into account the interests of the minority shareholders in compliance with the second paragraph of article 16 of the Stock Market Law. The Audit Committee’s opinion shall be disclosed in the event it is unfavorable. If the Board of Directors encounters possible conflict-of-interest situations, the Board’s opinion shall be given along with that of an Independent Expert (as defined herein) selected by the Audit Committee, emphasizing in particular, protection of the minority shareholders.

The shareholders who hold the majority of the ordinary shares or who are able in any legitimate form to impose decisions in the general shareholders meetings or appoint the majority of the members of the Board of Directors of the Company shall not have to make the aforementioned public offering for cancellation of the registration if they prove the consent, of shareholders who represent at least 95% (ninety five percent) of the Company’s corporate capital of the in a resolution of the meeting and that the amount to be offered for the shares placed among the general Investing Public (as defined below ) pursuant to this article is less than 300,000 investment units. The foregoing is in the understanding that in order to request and obtain cancellation, the Company shall organize the trust mentioned in this article and notify the, Mexican Stock Exchange by e-mail or equivalent system authorized by the National Banking and Securities Commission.,

Pursuant to the immediately preceding paragraph “General Investing Public” shall mean the person or persons who keep shares of the Company, other than the Company, and who qualify as such under the Stock Market Law or the general rules and regulations issued for such purposes by the Mexican National Banking and

Securities Commission. Pursuant to these articles of incorporation, “Independent Expert” shall mean such person or persons which fulfill the requirements of the Stock Market Law or the general rules and regulations the National Banking and Securities Commission issues for such purposes.

Shareholders who have to make the public offering under this article, may request authorization from the National Banking and Securities Commission, considering the financial status and prospects of the Company, to use a different price determination base than referred to herein provided they file the decision of the Board of Directors, with the Audit Committee’s prior favorable opinion containing the reasons that justify the establishment of a different price, and the Independent Expert’s report  emphasizing in particular that the price is consistent with article 16 of the Stock Market Law.

 Amendment to this Article of the articles of incorporation requires the previous approval of the Mexican National Banking and Securities Commission and the resolution of the extraordinary shareholders meeting with a voting quorum of at least 95% (ninety five percent) of the corporate capital with voting rights.

                ARTICLE NINE. Repurchase of Shares. The Company may acquire shares representing its corporate capital or titles referring thereto, through the stock exchanges where they are traded, including foreign stock exchanges, at the current market price, without the prohibition mentioned in the first paragraph of article 134 of the General

Corporation and Partnership Law. Stock repurchase shall be shall be made payable by the net equity while such shares r belong  to the Company or as the case may be, payable by the corporate capital if it is decided to convert them to treasury shares; in this event, no decision by the general shareholders meeting shall be required. The general ordinary shareholders meeting shall agree each corporate year on the maximum funds to be used to repurchase shares of the Company, without such total funds exceeding the total balance of the Company’s net profits, including the undivided profits from previous years. The Board of Directors of the Company shall be entitled to appoint the officer or officers responsible for repurchase and flotation of shares.

                The shares that the Company acquires in accordance with the present classes that remain belonging to it or, if such, the treasury shares, may be refloated among the investing public. The proceeds from sale of the treasury shares shall be used to increase the corporate capital by the amount equivalent to the theoretical value of the shares; if there is a surplus between the theoretical value and the floatation price of the shares, the latter shall be registered in the stock subscription premium account.

                While the shares belong to the Company, such shares may not be represented in any shareholders meeting whatsoever.

                The decrease and increase of corporate capital derived from the repurchase and flotation of shares, when the latter are converted into treasury shares, it shall not require a resolution by the shareholders meeting or the Board of Directors.

                The purchase and flotation of shares provided in the present clause, the related reports that have to be given to the general ordinary shareholders meeting, the financial information rules of disclosure, and the form and terms for informing the National Banking and Securities Commission, the corresponding stock exchange and the investing public, shall be subject to the Stock Market Law and the general rules and regulations issued by the National Banking and Securities Commission.

No repurchase may be undertaken on the shares representing the corporate capital of the Company in such manner that the number of shares being negotiated of Series “B” and “BB” exceeds the maximum referred to herein, nor the percentages, if such, authorized by the Mexican National Banking and Securities Commission.

ARTICLE TEN. Limits of Share Holding. The share of any corporation, partnership or individual in the corporate capital of the Company, shall be subject to the following rules, it being understood that these rules shall not  apply to the participation (i) of the Federal Government, (ii) of Nacional Financiera, S.N.C., either directly or as a trustee, (iii) of securities deposit institutions or (iv) of financial entities or other authorized entities which obtain or keep third-party securities on account, it being also understood that this exception does not apply to the stock share each beneficiary has directly or indirectly in the Company:

1. The participation of Series “B” shareholders, either individually or jointly with the Persons Related to them, shall not exceed 10% (ten percent) of the corporate capital of the Company being negotiated unless the events provided in the Twelfth or Fourteenth Article hereof occur.

2. The individual participation of Series “BB” shareholders in the shares representing such series shall not have any limitation whatsoever; however, such series shall only represent 15% (fifteen percent) of the corporate capital under the terms of the Sixth Article hereof.

3. Series “BB” shareholders may also hold series “B” shares, it being understood that while they keep shares representing series “BB”, they may only keep a maximum total participation in the Company’s corporate capital of 20% (twenty percent).

The limits of participation established in this Article shall not be exceeded either directly or through the organization of trusts, agreements, incorporation of entities or corporate bylaws, pyramid schemes or any other kind of mechanism which grant a higher participation than the maximum established.

For the purposes of this Article and these articles of incorporation, a Related Person in respect of a specific person shall mean (i) such companies that are controlled, or are subject to the same Control of or which have Control on the relevant shareholder (“Control” shall mean (a) share holding of more than 35% (thirty five percent) of the corporate capital with voting rights, (b) the contractual rights of a person oof appointing the majority of the members of the Board of Directors, (c) the right of a person to veto the decisions of the majority shareholders in business reserved to the extraordinary shareholders meeting, either as derived from a contract or due to holding shares of a special series, or (d) the person  that concentrates more than 15% (fifteen percent) of the sales of such shareholder); (ii) any subsidiary of the Related Person; (iii) blood relations or relations by marriage in direct line to the up to a fourth grade, in ascending or descending line, to any shareholder with 5% (five percent) or more of the corporate capital shares or to the Persons Related to such shareholder (the “Relevant Shareholder”).

ARTICLE ELEVEN. Transmission of Series “BB” Shares. The shares representing the Series “may be transferred to any third party, with the previous conversion thereof into series “B” of the corresponding class, according to the following rules: (i) 51% (fifty one percent) of the Series “BB” shares may be 10 (ten) years after  the purchase date of the corresponding shares of the series “BB” (the “Ten Year Waiting Period”); y (ii) 49% (forty nine percent) of the series “BB” shares may be transferred after 3 (three) years from the date of the initial public offering of the shares that represent the Corporation’s corporate capital Company (the “Three Year Waiting Period”) or after a waiting period of five years (the “Five Year Waiting Period”) from the execution date of the Participation Agreement executed with the Strategic Shareholder, which ever happens first. At the end of the Ten Year Waiting Period, the series “BB” shareholder or shareholders may annually transfer, one-fifth of such 51% (fifty one percent) of the series “BB” shares of the corporate capital that they hold, and at the end of the Three Year Waiting Period or the Five Year Waiting Period, as the case may be, such series “BB” shareholder(s) may transfer 49% (forty nine percent) of their series “BB” share holding, without restriction, directly or indirectly.

If upon expiration of the Waiting Periods referred to in this Article, the shareholders holding shares of the series “BB” want to convert them to series “B” shares for their further transfer, they shall communicate their decision to the Company’ Board of Directors which within the 15 (fifteen) following business days, shall make the related exchange of stock certificates, in accordance with these articles of incorporation.

ARTICLE TWELVE. Amendment to the limits of participation. Any amendment to the provisions established in the Seventh, Tenth, Eleventh and Twelfth Articles of these articles of incorporation and to the share distribution established in the Sixth Article hereinabove, shall require the affirmative vote of the shares representing 85% (eighty five percent) of the corporate capital.

If the Company lists its shares in the securities market and approves an amendment to the articles of incorporation to eliminate the limitation on the share holding provided in Article Ten of these articles of incorporation in order for one person individually or jointly with Related Persons, to acquire a significant part of the Company’s corporate capital that represents Control thereon (a “Controller Shareholder”), such Controller Shareholder shall require the previous approval of the Board of Directors to acquire a share percentage in excess of the participation limits established in Article Ten hereof. Such authorization shall only be granted subject to the

Controller Shareholder’s obligation to make a public offering, so entitling the other shareholders to sell their participation and be dissociated from the Company. Such Controller Shareholder shall make the public offering within 30 (thirty) business days following the approval of the Board of Directors, at the highest price of (i) the Market Price (as defined hereinafter); or (ii) the book value of the share according to the last quarterly report filed with the Mexican National Banking and Securities Commission and the Mexican Stock Exchange prior to the offering (except when such book value has been modified in keeping with the criteria governing the determination of relevant information). In this case, the most recent financial information available to the Company shall be taken into consideration unless the Mexican National Banking and Securities Commission authorizes a different price in its decision authorizing the public stock offering. In such event, the Controller Shareholder shall be entitled to vote its entire participation after the mentioned public offer.

For effects of the immediately preceding paragraph, “Market Price” means the average price calculated from the volume of operations made during the last 30 (thirty) days during which shares of the Company were negotiated, previous to the date of the offering, during a period not longer than 6 (six) months. If the number of days during which the shares were negotiated during the aforementioned period is less than thirty, the days during which the shares had been effectively negotiated shall be taken into consideration. In the event that the shares are not negotiated in such period, the book value of the shares shall be taken into consideration. In the event that the offer comprises more than one series of shares, the average calculated referred to in the present paragraph, shall be made per each of the series that are intended to be cancelled, taking as value for the negotiation for the public offering of all of the series the highest average.

On the other hand, any amendment to the obligation to make the public offering referred to in the immediately preceding paragraph shall require the affirmative vote of shares representing at least 95% (ninety five percent) of the Company’s corporate capital.

ARTICLE THIRTEEN. Increases and Decreases of Corporate capital. Excepting the increases and decreases of equity provided in the Article Nine herein, increases or decreases of the Company’s minimum fixed equity not subject to retirement shall be approved by the extraordinary shareholders meeting, subject to these articles of incorporation and the General Corporation and Partnership Law.

Increases and decreases of the variable part of the corporate capital may be approved by an ordinary shareholders meeting in compliance with the voting requirements established in these articles of incorporation; the minutes shall be officially registered by notary public, it being unnecessary to file the same in the Public Commercial Registry.

The shares the Company issues under the terms and conditions of Article 81 of the Stock Market Law and that must be kept in the Treasury to be delivered as they are acquired may be offered for purchase and payment by the Board of Directors, subject in its case, to the forms the shareholders meeting resolves. In all cases, the following shall be taken into account: 1. The issuance must be made for the purpose of making a public offering in observance of the Stock Market Law; and 2. To facilitate the public stock offering, an express waiver shall be made in the extraordinary shareholders meeting that decides the issue of unsubscribed stock, of the pre-emptive right referred to in Article 132 of the General Corporation and Partnership Law. There being a quorum under these articles of incorporation, the agreement reached shall produce effects and bind even those shareholders who did not attend the meeting; therefore, the Company shall be free to float the shares without making the notice referred to in article 132 of the General Corporation and Partnership Law. If a minority representing at least 25% (twenty five percent) of the corporate capital votes against issue of the unsubscribed shares, such stock issue shall not take place.

Subject to the limits established in Articles Six and Ten hereof, in the event of an equity increase, the shareholders shall have the pre-emptive right to acquire such increase proportionally to the number of shares that each when such increase is decided, pursuant to Article 132 of the General Corporation and Partnership Law as established hereinafter, unless: (a) the subscription offer is made pursuant to Article 81 of the Stock Market Law, or, (b) the issue is of debenture bonds pursuant to Article 210 bis of the General Law of Negotiable Instruments and Credit Operations.

The pre-emptive right established in this Article shall be exercised by subscription of the shares issued to represent the increase, within 15 (fifteen) business days after the publication date of the decision by the shareholders meeting authorizing the equity increase in the Mexican Federal Official Gazette and a major newspaper of the company domicile, and the payment in the terms approved by such meeting.

Notwithstanding the foregoing, if in the corresponding meeting all the corporate capital shares were represented, such period of 15 (fifteen) business days shall commence from the date when such meeting takes place and the shareholders shall be deemed notified of the decision at such time. In this case publication of the related decisions shall not be required.

Equity increases may be made in any of the cases referred to in Article 116 of the General Corporation and Partnership Law, by payment in cash or in kind, or by capitalization of the Company’s debts or reserves or of any net equity account. Because the Company’s stock certificates do not contain the par value, the issue of new certificates shall not be necessary the event of equity increases resulting from the capitalization of stock premiums, capitalization of undivided profits or capitalization of valuation or revaluation reserves unless the shareholders meeting that approves such increase so requires and under the terms of articles 81 of the Stock Market Law and article 210 bis of the General Law of Negotiable Instruments and Credit Operations.

No new shares shall be issued until the shares previously issued have been paid in full.

All increase or decrease of the variable part of the corporate capital shall be registered in the Book of Equity Variations that for such purposes shall be kept by the Company.

The corporate capital may be diminished through the agreement of the general shareholders meeting in accordance with the rules provided in this article, as web as: (i) in the events of separation referred to in Article 206 of the General Corporation and Partnership Law; or (ii) consequent to the stock buyback under section I of Article 14-Bis-3 of the Stock Market Law. The decrease in the minimum fixed part of the equity shall require the decision of the general extraordinary shareholders meeting and the consequent amendment to Article Six hereof, in which case it shall be made in compliance with the provisions of Article 9 of the General Corporation and Partnership Law, unless the equity reduction is solely for purposes of absorbing losses.

                 A corporate capital reduction consequent to the exercise by a shareholder holding variable-equity shares of his right to retire all or part of his contribution represented by such shares, shall be subject to articles 220 and 221 of the General Corporation and Partnership Law, and the reimbursement of the shares retired shall be paid as follows:

                1. The lower value between : (i) 95% (ninety five percent) of the exchange list value, obtained from the average weighted price calculated on the trading volume during the 30 (thirty) days when the Company’s securities were listed prior to the effective date of the stock retirement, during a minimum period of 6 (six) months, or (ii) the book value of the Company’s shares, according to the related general balance approved by the general ordinary shareholders meeting corresponding to the annual period immediately preceding the year in which the separation is to produce its effects.

                If the number of days the stock was negotiated during the period specified in the above paragraph is less than thirty, the days when it was effectively negotiated shall be take. If the shares are not negotiated in said period, their book value shall be taken.

                2. Reimbursement of the retirement shall be immediately due and payable by the Company from the day after the general ordinary shareholders meeting is held, that approved the general balance of the annual period in which the retirement becomes effective.

The corporate capital may be decreased in order to absorb losses, to reimburse the shareholders for their contributions or to release them from payments not yet made, as well as in the cases provided in Article 206 of the General Corporation and Partnership Law and section I of Article 14-Bis-3 of the Stock Market Law. If pursuant to the aforementioned section, the Company acquired in the stock exchange shares representing its own corporate capital, the Company shall consequently decrease the corporate capital on the same date as per said article without holding a shareholders meeting.

Corporate capital decreases to absorb losses or for reimbursement to the shareholders, shall be made proportionally in the minimum fixed part and in the variable part of the equity, as well as in both series of shares.

The corporate capital shall not, under any circumstances, be decreased below the minimum and the decrease of the variable part of the corporate capital shall be registered in the Corporate Capital Variations Register that shall be kept by the Company for such purposes.

ARTICLE FOURTEEN. Participation of Subsidiaries. The Subsidiaries of the Company shall not, directly or indirectly, invest in the shares of the Company or of any other company of which the Company is a subsidiary, except if such Subsidiaries acquire shares of the Company to fulfill the stock sale options or plans that are established or that may be given to or designed for the employees or officers of such companies or of the Company, provided the number of shares acquired with such purpose does not exceed 15% (fifteen percent) of the Company’s total shares outstanding. For purposes of this Article, the term Subsidiary shall have the meaning established for such purposes by the accounting rules generally accepted in Mexico, recognized and issued by the Consejo Mexicano para la Investigación y Desarrollo de Normas de Información Financiera, A.C.

Administration of the Company

ARTICLE FIFTEEN. Formation. The administration of the Company shall be vested in a Board of Directors formed at all times by a minimum of eleven (11) and a maximum of thirteen (13) regular members and the alternates of the members elected by the Series “BB” shareholders pursuant to article Six paragraph 2 (a) hereof, as determined by the ordinary general shareholders meeting, it being understood that such Board shall be formed at all times by an uneven number of members and shall have a number of independent members to meet the requirements of the applicable rules of the jurisdictions where the shares of the corporate capital are listed, including the Stock Market Law and the legislation issued thereunder.

Any shareholder or group of Series “B” shareholders (including Nacional Financiera, S.N.C.) who holds 10% (ten percent) of the corporate capital may appoint one member of the Board of Directors and his respective alternate under Article 144 of the General Corporation and Partnership Law. The Series “BB” shareholders shall be entitled to appoint 4 (four) regular members and their respective alternates. The shareholders meeting may only revoke the appointments of the members appointed by such minorities when so determined by such minorities or when the appointment of all other members is revoked. The members of the Board of Directors who have not been elected by the Series “BB” shareholders shall not have an alternate member.

For the election of the members of the Board of Directors of the Company the shareholders shall observe the following:

If the Company’s Nominations and Compensations Committee does not propose to the annual general shareholders meeting that the members of the Board of Directors previously appointed by the Series “B” shareholders be ratified for the following corporate year Board of Directors, it shall propose the name of candidates for appointment to the Company’s Board of Directors excepting the Board members that the Series “BB” shareholders and, if such, Nacional Financiera, S.N.C. (and its successors and assigns) are entitled to appoint, it being understood that the Nominations and Compensations Committee shall always propose at least seven (7) candidates, at least five (5) of whom shall be independent candidates (as such independency is defined in the Stock Market Law and the legal provisions issued thereunder and in the applicable legislation of the jurisdictions where the shares representing the corporate capital are listed ).

The proposal of appointments with the names of the candidates for members of the board that the Nominations and Compensations Committee proposes, if such, to the shareholders meeting shall be made available to the shareholders with the report referred to in Article 172 of the General Corporation and Partnership Law, with the lead time established in Article 173 thereof, notwithstanding the shareholders’ right to receive a copy of such appointment proposal when requested.

The nomination of a candidate by the Nominations and Compensations

Committee shall be attached with a document approving said person’s acceptance of his candidacy and that such person has no impediment to exercise the corresponding office. In the case of independent board members, they shall also be accredited as complying with the requirements of independency of the Stock Market Law and the rules and regulations issued thereunder, and with the governing legislation of the jurisdictions where the Company’s stock is listed.

In each shareholders meeting that decides on the appointment of Board of Directors members, the members selected by the series “BB” shareholders shall be appointed first, followed by the members that the meeting, Nacional Financiera, S.N.C. (or its successors or assignees), if such, and the Series “B” shareholders or group of shareholders who own 10% (ten percent) of the corporate capital. If the latter persons do not want to exercise such right and the Nominations and Compensations Committee has proposed ratification of the members previously appointed by the Series “B” shareholders, then the meeting shall proceed to ratify such board members. However, if despite the proposal of the Nominations and Compensations Committee to ratify the appointment of the members previously designated by the Series “B” shareholders, any Series “B” shareholder or group of shareholders holding 10% of the corporate capital exercises in the respective meeting, its right to appoint any member of the Board of Directors, a new general ordinary shareholders meeting shall be called, to be held within forty five (45) calendar days after the date of the meeting involved. In said meeting, the Nominations and Compensations Committee shall present the appointment proposal referred to in the two immediately preceding paragraphs. In such new meeting, the members shall be appointed as follows: when the Series “BB” shareholders jointly with the Series “B” shareholders or group of shareholders hold 10% (ten percent) of the corporate capital have appointed fewer than seven (7) members, the majority of the Series “B” shares shall choose among the candidates included in the appointment proposal, the members of the board that are necessary to reach such seven (7) members. The Series “BB” shareholders jointly with the Series “B” shareholders or group of shareholders who hold 10% of the corporate capital, in exercising their right, have appointed (12) members, the majority of the Series “B” shareholders shall appoint one (1) additional member. The appointment of the members in the appointment proposal shall be approved by the majority of the Series “B” shareholders present at the meeting, including those who had previously exercised their right by reason of their 10% (ten percent) holding in the corporate capital of the Company.

In the appointment of the members of the Board of Directors, those who have a Conflict of Interest Relationship (as defined hereinafter) with the Company or its subsidiaries shall be discarded. For purposes of these articles of incorporation, “ Conflict of Interest Relationship “ shall mean any operation undertaken by a Related Person, or a group of Related Persons with such person, with the Company, its affiliates or subsidiaries, who represent more than 5% (five percent) of the sales that such person has made in the last two corporate years or an individual or aggregate operation of more than US.$400,000.00 dollars (four hundred thousand dollars of the United States of America). No Conflict of Interest Relationship shall be deemed to exist in respect of the appointment of Board of Directors members when the Series “BB” shareholders’ appointment falls to officers or Person Related to them.

Absences by the Regular Members may only be substituted their respective, designated Alternate Member.

The members of the Board of Directors and their alternates, as the case may be, shall be persons with recognized experience, may be shareholders or not, shall remain in office until the person or persons appointed to replace them take office, may be reelected, and shall receive the remuneration the ordinary shareholders meeting decides, on the proposal of the Nominations and Compensations Committee.

The members of the Board of Directors and their alternates, if such, shall guarantee the management of their office with a bond in the amount that the Nominations and Compensations Committee determines, being ratified by the meeting that approves their appointment.

ARTICLE SIXTEEN. Chairman And Secretary. The members of the Board of Directors shall be appointed in a shareholders meeting. The Chairman and the Secretary of the Board of Directors shall be appointed by the majority vote of the shareholders. The Chairman of the Board of Directors shall have the deciding vote in the case of a tie. The Secretary of the Board of Directors may be a member of such Board or not.

ARTICLE SEVENTEEN. Authority. The Board of Directors shall represent the Company legally and shall therefore have the following powers that shall be exercised subject to all voting or other requirements of these articles of incorporation:

1. To exercise power of attorney of the Company for lawsuits and collections that is granted with all of the general and special powers that require a special clause by law. Consequently, it is g conferred without restriction pursuant to the first paragraph of Article 2,554 and of Article 2,587 of the Federal Civil Code and the correlative provisions of the Civil Codes of the Federal District and of the other States of the Mexican Republic. Consequently, it has power to initiate or desist from, writ of amparo proceedings, to file criminal suits or withdraw them; to assist the District Attorney’s Office and to grant pardon if legally appropriate, to bind itself, to submit to arbitration, to propound and answer interrogatories, to revoke judges, to receive payments and undertake the acts expressly determined by the law, including to represent the Company before the criminal, civil, administrative and labor courts and authorities.

2. A power of attorney for administrative purposes in accordance with the provisions of the second paragraph of Article 2,554 of the Federal Civil Code and the correlative provisions of the Civil Codes of the Mexican Federal District and for the other States of the Mexican Republic, and to carry out the corporate purpose of the Company.

3. A general power of attorney for labor issues in accordance with the provisions of Articles 2,554 and 2,587 of the Federal Civil Code and the correlative provisions of the Civil Codes of the Mexican Federal District and for the other States of the Mexican Republic in order, by way of illustration and not restriction, to represent the Company before the local and federal authorities and courts, particularly before Labor courts and before Conciliation and Arbitration Boards, as well as before the Labor Department and any other labor authorities and administrative, criminal and civil courts, being expressly authorized to participate in the proceedings related to labor lawsuits and writ of amparo, to take, invalidate and answer interrogatories and to carry out all acts necessary as legal representative of the Company.

4. General power of attorney for administrative purposes in labor matter in accordance with Articles 692, 786, 866 and the other applicable provisions, as well as Article 870 of the Federal Labor Law (“Ley Federal del Trabajo”), to appear before the labor authorities, in labor matter in which the Company is a party or a third party in interest in the initial stage and at any subsequent stage, and answer interrogatories.

5. Power of attorney for acts of ownership in accordance with the third paragraph of Article 2,554 of the Federal Civil Code and the correlative provisions of the Civil Codes of the Federal District and for the other States of the Mexican Republic.

6. Power of attorney to issue, endorse and subscribe negotiable instruments in accordance with Article 9 of the Credit Titles and Operations General Act.

7. Power of attorney to open bank accounts in the Company’s name, to draw against such accounts and to appoint the persons who may draw against such accounts.

8. Power of attorney to participate in the drafting of the Company’s strategic plans.

9. Power of attorney to authorize changes in the Company’s financial structure, products, market development and organization policies.

10. Power of attorney to supervise the Company’s compliance with the corporate practices and protection of the rights of minorities established in the General Corporation and Partnership Law General in the Stock Market Act (“Ley del Mercado de Valores”) and in the applicable legislation in the jurisdictions in which the representative shares of the corporate capital are listed, or any legislation that substitutes it, as well as in these articles of incorporation.

11. A non-assignable power of attorney to approve (a) the operations outside the Company’s ordinary business that the Company will enter into with its shareholders, with persons who are part of the Company’s administration or with which such persons have ownership-related relationships or, if such, blood relatives or relatives by marriage to the second degree, the spouse or concubine, (b) the purchase or sale of 10% (ten percent) or more of the Company’s total consolidated assets, (c) the grant of security in excess of 30% (thirty percent) of the Company’s total consolidated assets and (d) operations other than the above outside the ordinary course of business that represent more than 1% (one percent) of the Company’s total consolidated assets.

12. Power of attorney to call shareholders meetings and to execute the decisions thereof.

13. Power of attorney to grant general or special powers of attorneys under the terms of this Article, with or without the authority to delegate, as well as to revoke the powers of attorney granted, it being understood that the majority vote of the members of the Board of Directors shall be required in order to delegate powers of attorney for actions that require a majority vote according to these articles of incorporation, Board of Directors.

14. Power of attorney to set up special committees deemed necessary for development of the Company’s operations, establishing such committees’ powers and obligations, it being understood that said Committees shall not have powers that by law or pursuant to these articles of incorporation exclusively to the general shareholders meeting or to the Board of Directors.

15. Power of attorney to decide how the Company shall cast its shares at the shareholders meetings of its subsidiaries whose purpose is to appoint the C.E.O. of the corporate group the Company belongs to, and of such officers as the Board of Directors determines, other than those whose appointment corresponds to the Board of Directors members appointed for the “BB” series shareholders and the Operative Committee.

16. Power of attorney to approve, on the proposal of the Company’s Operative Committee, the annual budget of the Company and of its subsidiaries, as well as the master development program for the airports run by the subsidiaries.

17. Power of attorney to decide how the stock owned by the Company in the corporate capital of any of its subsidiaries will be voted, with authority to delegate said power to the Operative Committee, such power being understood as delegated on the date of these articles of incorporation.

18. Power of attorney to approve the purchase or sale of shares, or to exercise the right of any subsidiary of the Company to withdraw, prior authorization by the general ordinary shareholders meeting, in the following cases: (a) when the purchase or sale value of the shares of another company whose corporate purpose or activity is not consistent with that of the Company because of one or several simultaneous or successive acquisitions, exceeds 20% (twenty percent) of the net equity, as of the Company’s last financial situation statement ; (b) when exercise of the right to withdraw in variable capital companies whose corporate purpose or activity is inconsistent with that of the company, because of one or several simultaneous or successive acts represents the reimbursement of stock with a value exceeding 20% (twenty percent) of the variable capital according to the Company’s last financial situation statement, and

(c)) the transfer of shares that the Company owns in any company that provides airport services, when the stock control of the same is lost due to said transfer.

19.           In general, power of attorney to undertake all the acts that are authorized in these articles of incorporation or that may be a consequence hereof.

ARTICLE EIGHTEEN. The Board of Directors of the Company shall have the following functions to execute its functions:

(i)                                                              Approval of the five-year master development program and its modifications of each of the airports run by subsidiaries of the Company;

(ii)                                                           Approval of the annual business plan and investments budget;

(iii)                                                        Approval of capital investments outside the annual budget for each company year;

(iv)                                                       Approval of the sale of fixed assets individually or jointly with a value in excess of USD$2,000,000.00 (two million dollars, currency of the United States of America);

(v)                                                          To suggest increases in the Company’s corporate capital Company shareholders;

(vi)                                                       To suggest increases in the corporate capital to the Company’s subsidiaries y;

(vii)                                                    Approval of any sale of corporate capital of the Company’s subsidiaries;

(viii)                                                 Purchase and sale of corporate capital shares of companies;

(ix)                                                         Approval of and change in the administrative structure of the administrative group the Company belongs to;

(x)                                                            Establishment of new committees and delegation of powers to them, or change in the authority of existing committees;

(xi)                                                         Removal of the C.E.O. for justified cause

(xii)                                                      Contracting of any debt, whether by direct loans or financial leasing, whose amount in one year exceeds USD$5,000,000.00 (Five Million Dollars, currency of the United States of America), or that exceeds the level of indebtedness established in the annual business plan, which shall have a debt/equity ratio at least equal to 50/50%, understood as total debt / total net equity;

(xiii)                                                   Approval and presentation to the shareholders meeting of the Company’s dividend policy;

(xiv)                                                  Designation of the members of the Operative, Auditing, and Purchases and Contracts Committees, and their substitutes if such, in the understanding that the members of the Board of Directors that are appointed by the “BB” series shareholders shall have the right to appoint 3 (three) of the members of the Operative Committee, one of which shall always be the C.E.O., and the number of members of the Auditing, Purchasing and Contracts Committees corresponding to 20% (twenty percent) of the total members, it being understood also, that the Auditing Committee shall have as many independent members of the Board of Directors required by the legislation of the jurisdictions where the shares of the Company’s corporate capital are listed, including the Stock Market Law and the legislation issued thereunder.

(xv)                                                     Exercise of the general powers of the Company in compliance with its corporate purpose; and

(xvi)                                                  If any proposals by the Operative Committee under Article Twenty Eight below are not approved by the Board of Directors, the Board shall ask said Committee to present the mentioned proposals again after the Board’s comments have been  included. Board of Directors

The decisions referred to in sections (i) through (xi), (xiii) and (xiv) of this Article Eighteen shall require the favorable vote of the Board members Board of Directors appointed by the “BB” series shareholders.

ARTICLE NINETEEN. The Board members Board of Directors appointed by the “BB” series shareholders shall have the Board of Directors power to make the appointments listed below, which shall be valid Board of Directors appointments:

(i)                                                              Appointment and removal of the C.E.O. and of the first level officers;

(ii)                                                           Appointment of 3 (three) regular and alternate members of the Operative Committee, one of which shall always be the C.E.O., and the number of regular and alternate members of the Auditing Committee and the Purchasing and Contracts that corresponds to 20% (twenty percent) of the total membership (in the understanding, also, that the Auditing Committee shall have as many independent Board of

Directors members as required by the legislation of the jurisdictions where the shares of the Company’s corporate capital are listed, including the Stock Market Law and the legislation issued thereunder.

(iii)                                                        Decision regarding the inclusion of persons outside the airport group, members of this Company’s Board of Directors or officers of the airport group in the formation of the Operative Committee.

ARTICLE TWENTY Notices. Notices for the Board of Directors sessions shall be made in writing by the Chairman, the Secretary, by any Statutory Auditor of the Company, Board of Directors, or by any two members of such Board, and shall be delivered to the other members of the Board of Directors at least 5 (five ) business days before the date set for the session, either personally, by certified mail with receipt acknowledged, by fax, or by any other means the Board members agree to. The notices shall specify all the business to be addressed by such Board and the supporting documents if required, including current financial information. The Board shall be authorized to consider or act regarding any matter not specified in the notice when all of the members of the Board of Directors are present. The members of the Board of Directors that do not reside in Mexico shall have the right to receive a copy by telex or fax, of the notices with the same lead time. The notice shall not be necessary if all of the members of the Board of Directors (or their alternates) attend the session.

ARTICLE TWENTY-ONE. Sessions. The Board of Directors shall meet when it is convoked, but at least every 3 (three) months. The Board Sessions shall be held at the company domicile or anywhere else in the Mexican Republic or abroad, as determined in the notice, in the understanding that the notice shall be made by the Chairman of the Board, at least (2) two members thereof, the Secretary or any of the Statutory Auditors in order for the session to be held elsewhere than in the company domicile. In the absence of the Chairman, the session shall be presided by the Board member appointed by the majority vote of the members present. In the absence of the Secretary, the person appointed by the majority vote of the Board in attendance shall act as such. The minutes of the Board sessions shall be recorded in the Book specially used for such purpose and shall be signed by the acting Chairman and Secretary. The documents containing decisions adopted unanimously in writing by the board members pursuant to Article Twenty-Two shall be attached to said book in accordance with the terms of said Article.

The copies or written proof of the minutes of Board of Directors sessions and of shareholders meetings, as well as entries in the company books and registers, and in general any document in the Company’s archive, may be authorized and certified by the Secretary of the Board.

ARTICLE TWENTY-TWO. Rules of Procedure. The following shall be observed, in addition to any other provisions in these articles of incorporation related to how the Board of Directors operates:

1. At each meeting of the Board, the minutes of the previous session shall be submitted for approval of the members of the Board of Directors.

2. The Board shall review the financial information of the Company and its subsidiaries and the financial and commercial policies of the Company and its subsidiaries, at least every 3 (three) months, through:

(a)                                   internal financial statements validated by the C.E.O. of the corporate group to which the Company belongs, which shall include a general balance, the statement of results, the statement of financial situation and the statement of corporate capital variations;

(b)           Capital goods investment projects;

(c)           Demand projections;

(d)           Investment programs;

(e)           Strategic plans;

(f)                                    Labor policies;

(g)                                 Information regarding technology used by the Company; and

(h)                                 Coordination of environmental, legal and ethical, issues of the Company and its subsidiaries.

3.             The board shall prepare the report referred to in Article 172 of the General Corporation and Partnership Law General Corporation and Partnership Law, in order to submit it for approval by the Annual General Ordinary Shareholders Meeting, as well as that of the Company’s subsidiaries in which it owns a majority, when the value of the investment in each one exceeds 20% (twenty percent) of the net equity as of the last financial situation statement of the subsidiary referred to. In addition to the requirements in respect of the Company, under the mentioned Article, the report shall include the following:

(a)            a description of the development of the business in the last corporate year as compared to the immediately prior corporate year the description refers to;

(b)           a general description of the most important real estate used to fulfill its activities;

(c)            a reference to the main markets where the Company’s corporate capital shares, are traded, specifying (i) the highest and lowest quarterly share price in each market; (ii) the names of shareholders who own 10% (ten percent) or more of the Company’s total corporate capital; and (iii) the frequency and amount of dividends declared in the last two corporate years; and

(d)           a list with the names and ages of all of the members of the Board of Directors, the Committees, and the first two levels of officers in the corporate group the Company belongs to, including (i) the amount of compensations and bonuses each received during the last corporate year; (ii) a description of the stock plan, if such; and (iii) a description of the applicable incentives plans, if any.

4. Any member of the Board of Directors who has a Conflict of Interest in a specific matter shall inform the Board of Directors thereof before the decision is made, abstaining from listening to or voting on the matter. For purposes of this section, Conflict of Interest shall mean the fact that a Member of the Board of Directors (i) has personally or through any person with whom he has a blood relationship or relationship by marriage to the fourth degree, whether ascending or descending, more than a 5% (five percent) share in the corporate capital of the party with whom the Company plans to transact; (ii) has a direct-line blood relationship, ascending or descending, or a relationship by marriage, to the fourth degree, with a person with whom the Company plans to transact; or (iii) is on the Board of Directors of the party with whom the Company plans to transact.

ARTICLE TWENTY-THREE. Quorum. In order for the Board of Directors sessions to be valid, the majority of the members shall attend, and the affirmative vote of a majority of its members shall be required in order for the Board of Directors decisions to be valid unless the vote of a Board member is required by these articles of incorporation for the Resolutions to be valid.

In accordance with the provisions of the last paragraph of Article 143 of the General Corporation and Partnership Law, the Board of Directors may make valid decisions outside of a formal session. Decisions so made shall be approved in every case by the favorable vote of all of the regular members of the body the decision relates to, or if any thereof are definitively absent or lacking in capacity, with the favorable vote of the respective alternate member in accordance with the following rules: 1. The Chairman on his own initiative or on request of any Statutory Auditor or of any two regular members of the Board of Directors inform all of the regular members, or if such, the alternates of the Board of Directors and the Statutory Auditors verbally or in writing of the agreements that are to be made outside of the session and the justifying reasons. The Chairman shall also provide all the documents, if such, and explanations that are required for this purpose. The Chairman may be assisted by one or more Board members or by the Secretary or pro Secretary, in making the required communications; 2. If all of the regular members of the Board, or as the case may be the alternates, whose votes are required, tell the Chairman or his assistants that they consent to the decisions or resolutions that have been submitted for their consideration, they shall confirm their consent in writing on or before the following second business day. The written confirmation shall be sent to the Chairman and the Secretary by any legally certifiable means guaranteeing reception within the following 2 (two) business days; 3. Once the Chairman and the Secretary receive the written confirmations of all the members of the Board of Directors, they shall immediately transcribe the minutes containing such consents in the c related minute book, which shall contain all of the decisions made, and shall be formalized with the signature of the Chairman and of the Secretary. The date of the indicated minutes shall be the date when the verbal or written consent of all the Board members was obtained, even if the written confirmation had not been received at the time. Said written confirmation shall be attached to the file the Company opens for such purpose, when it is received.

The Board of Directors may adopt resolutions, however, outside of a session by unanimous written consent board members. Decisions so made shall have the same effects and legal consequences as any other resolutions adopted in the course of a Board session. When the Board of Directors’ resolutions are adopted by unanimous written consent of its members, no notice or other requirement shall be necessary except for the signature of the Board members in a document that proves such resolutions were adopted; such document shall be added to the book mentioned in Article Twenty hereof.

Surveillance of the Company

ARTICLE TWENTY FOUR. Statutory Auditors. Surveillance of the Company shall be assigned to two or more Statutory Auditors, one of whom shall be appointed by the “B” series shareholders and another by the “BB” series shareholders; however, any shareholder or group of shareholders who owns 10% (ten percent) of the shares outstanding of the Company’s corporate capital shall have the right to appoint an additional Statutory Auditor. The Statutory Auditors may have alternates appointed for the shareholders meeting.  The Statutory Auditors may be shareholders or not, may be re-elected and shall remain in office until their substitutes take over. The appointment of Statutory Auditors by minority shareholders may only be revoked when the appointment of all the others is also revoked.

Statutory Auditors may speak, but not vote, in  sessions of the Board of Directors, of the Auditing Committee, the Nominations and Compensations Committee, the Operative Committee, the Purchasing ands Contracts Committee, and of those intermediary consulting organs to which the Board of Directors has delegated some power, for which effects they shall be called by whoever makes the Notice, in the sessions they attend

ARTICLE TWENTY FIVE. Authority. The Statutory Auditors shall have the authority and obligations established in Articles 166 and 169 of the General Corporation and Partnership Law.

Responsibility of Board Members and Statutory Auditors

ARTICLE TWENTY SIX. Stock. Any shareholder or group of shareholders who owns at least 15% (fifteen percent) of the corporate capital may bring a civil liability action against the administrators, the Statutory Auditors and the members of the auditing committee pursuant to Articles 163 and 171 of the General Corporation and Partnership Law and to Article 14-Bis-3, section VI, of the Stock Market Law.

ARTICLE TWENTY SEVEN. Additional Liability. In addition to the stipulations of Article Twenty Two above, once at least 51% (fifty one percent) of the company’s capital stock shares are placed among the investing public in a domestic or international stock market or in both, the Board members of the Company shall be liable to the Company and to the shareholders for the actions specified below, it being understood that the board members shall have those liabilities that correspond to them under Mexican legislation, and under the governing legislation of the jurisdictions where the Company’s corporate capital shares are listed from the time they assume their respective offices:

1. For the loss of two thirds of the corporate capital, which is a cause for dissolution of the Company, when such loss results from their negligence, in which case, the members of the Board of Directors shall be liable to the Company for property damage, and for the derived loss to the shareholders if dissolution is declared.

The corresponding action against the members of the Board of Directors may be initiated by a resolution of the shareholders meeting and shall refer to the amount of debt owed to the Company, which shall be authorized to receive any property derived from such action. Nonetheless, the liability of the Board members is to the Company only, and not to other creditors or third parties, including fiscal authorities.

The members of the Board of Directors are liable to the shareholders in particular, only in respect of the property damage to the Company that is a consequence of actions exceeding their authority or in violation of these articles of incorporation.

2.             Due to creditors’ agreement or fraudulent bankruptcy of the Company, when the board members are guilty of the originating actions.

In the case of fraudulent bankruptcy, the District Attorney’s Office shall exercise the corresponding legal actions.

3.             For actions in excess of their authority.

4.             If they participate it the discussion and resolution of business in which they have a Conflict of Interest and thereby cause damage to the Company.

5.             If due to their negligent conduct, obligations are contracted or assumed in representation of the Company and the respective action or contract is executed in violation of the law or these articles of incorporation.

6.             Due to lack of compliance with their obligations under the applicable legislation and these articles of incorporation, in the understanding that such liability shall be evaluated based on the damage caused directly to the Company and a consequent to claims filed by third parties.

The administrators shall also be jointly and severally liable to the Company for failure to notify the surveillance body of the Company or the shareholders meeting in respect of irregularities committed by past administrators as soon as they become aware of them.

Any responsibility of the administrators to the Company, may be confirmed by (i) the shareholders meeting’s express approval of their obligations; (ii) the implicit approval of the balance by the shareholders meeting; or (iii) execution by the administrators of the decisions of the shareholders meeting in strict compliance with instructions received.

The Operative Committee

ARTICLE TWENTY-EIGHT. The Company shall have an Operative Committee formed by 6 (six) regular members and their alternates that shall be elected by the Board of Directors in accordance with Articles Eighteen and Nineteen hereof. The Operative Committee shall be presided by the C.E.O., who shall have the tie-breaking vote, and may be called by the Chairman or two Committee members. The Secretary of the Operative Committee may be a non-member appointed by majority vote.

The Operative Committee shall have the following functions and authority:

1.                                        To draft and present to the Company’s Board of Directors, the annual business plan and investments program.

2.                                        To draft and present the dividends policy to the Board of Directors,.

3.                                        To draft and present the master development program for the airports run by the Company’s subsidiaries and the changes made them, to the Board of Directors of the Company.

4.                                        To propose the administrative and corporate structure of the airport group to the Board of Directors of the Company.

5.                                        To propose to the Board of Directors the alliances and associations with third parties regarding the main line of business of the Company.

6.                                        By express delegation of the Board of Directors in accordance with the Article Seventeen, paragraph 17 (seventeen) of these articles of incorporation, to vote the shares of the Company’s subsidiaries including for appointment of the airport administrator of each airport licensed to subsidiaries of the Company, in the understanding that such shares shall always be voted in compliance with the master development programs.

7.                                        Determination of how the Company’s subsidiaries will be administrated.

8.                                        Approval of investments within the main line of business outside the annual budget and under USD$2,000,000.00 (two million Dollars, currency of the United States of America), in the understanding that the corresponding acquisitions must be subject to the procedures established in these articles of incorporation.

9.                                        Determination of the labor and work force policies other than for the first management level which reports to the C.E.O.

The Operative Committee shall meet when called by the Chairman or two (2) Committee members and in every case, shall meet at least once a month. The Operative Committee’s meetings shall be valid with the attendance of at least 5 (five) of its members on a first notice and 3 (three) members on a second or later notice, and its resolutions shall be valid when adopted by the favorable vote of at least the majority of the members present, it being understood that the Chairman shall have the tie-breaking vote.

The Nominations and Compensations Committee

ARTICLE TWENTY NINE. Formation and Authority. The Company shall have a Nominations and Compensations Committee formed by the number of members the shareholders meeting decides, but the majority at least of its members shall at all times be members of the Company’s Board of Directors and one shall be appointed by the “BB” series shareholders. It is understood that the shareholders of the “BB” series shall have the right to appoint members representing 20% (twenty percent) of such committee’s total members of said committee and the corresponding alternate. To form the Nominations and Compensations Committee, the “BB” series shareholders shall designate one member and the “B” series members shall designate another (the last one will be one of the members of the Board of Directors that has not been appointed by the shareholders of the “BB” series and that has been appointed by the shareholders of the Series “B”), the remaining members of the Nominations and Compensations Committee to be appointed by said two elected members. It is understood that if said two members cannot reach an agreement, the missing members shall be appointed by the majority of the shareholders in a meeting. The members of the Nominations and Compensations Committee shall be appointed for one year or until their substitutes take office. For each regular member of this Committee designated by the “BB” Series shareholders an alternate shall be appointed who may only substitute his respective regular member. The Chairman and the Secretary of this Committee shall be appointed by majority vote of its members and the Chairman shall not have a tie-breaking vote. The Secretary of such Committee may not be a member of such Committee. Such Committee shall have the following duties and obligations:

1.             Propose to the shareholders meeting of the Company a list of the names of the persons that, in its opinion, prior interview with the Committee should form the Board of Directors of the Company if the original are not ratified by the shareholders meeting. In selecting candidates for the Board of Directors, the Nominations and Compensations Committee shall consider people with acknowledged experience in the Company’s principal line of business and who do not have a Conflict of Interest Relationship with the Company with it, and, to the degree required, who qualify as independent members of the Board of Directors under the terms of the applicable legislation;

2.             To present to the consideration of the Board of Directors of the Company that provides services to the corporate group the Company belongs to, the names of the individuals that, in their opinion, prior interview with the Committee, should be appointed to the top managerial levels of the Company’s subsidiaries, and members of the board in areas other than those appointed by the Board members for the “BB” series;

3.             Propose to the shareholders meeting or to the Board of Directors, as the case may be, the fees for Board members and for the Statutory Auditors of the Company and its subsidiaries, as well as the officers appointed to the top 2 management levels of the Company’s subsidiaries, including the C.E.O. and the area directors;

4.             Listening to the opinion of, or based on the Auditing Committee’s proposal, present for consideration by the shareholders meeting of the Company, removal of members from the Company’s Board of Directors and of Company officers;

5.             To consult the third-party experts that are necessary, if such, in the Company’s lines of business of the in order for them to make any decisions that may be required, and

6.             To present to the Board of Directors and to the shareholders meeting a report on its activities at least annually, when requested, or when the Board and the shareholders meeting should be informed, in its judgment.

ARTICLE THIRTY. Meetings. The Nominations and Compensations Committee shall meet at any time when duly called by the Chairman or the Secretary of the Board of Directors or by any other 2 (two) member thereof, or by the Chairman or the Secretary of the same Committee.

The members of the Committee shall invariably act as a collegiate body, and their prerogatives may not be assigned to individuals such as members of the Board of Directors, managers, delegates, attorneys in fact or similar appointments. In order for the sessions of this Committee to be considered legally convened, at least a majority of its members shall be present, and its resolutions shall be valid when adopted by the favorable vote of at least a majority of its members. The Statutory Auditors of the Company shall always be called to the Committee Sessions and shall attend with the right to speak but not to vote.

Auditing Committee

ARTICLE THIRTY ONE. Formation and Authority. The Company shall have an Auditing Committee formed by the number of regular members determined by the Shareholders Meeting, but it shall have at least (3) regular members and alternate members if such, and all of such members shall also be members of the Company’s Board of Directors, and one may be a member appointed by the “BB” series shareholders. It is understood that the “BB” series members shall have the right to appoint members who represent 20% (twenty percent) of the total members sand the corresponding alternate. The members of the Audit Committee shall be appointed for one year or until their appointed substitutes take office. For each regular member of this Committee designated by the “BB” Series shareholders one alternate shall be appointed who shall only substitute his respective regular member. The Auditing Committee shall have as many independent Board of Directors members as required by the legislation of the jurisdictions where the shares of the Company’s corporate capital are listed, including the Stock Market Law and the legislation issued thereunder The Chairman and the Secretary of this Committee shall be appointed by majority vote of its members, and the Chairman shall not have the tie-breaking vote. The Secretary may be a non-member of the Committee. Such Committee shall have the following prerogatives:

1.             To supervise compliance by the members of the Board of Directors and the officers of the Company and its subsidiaries, with these articles of incorporation, the articles of incorporation of the subsidiaries, and the guidelines issued in accordance therewith;

2.             Supervise that the activities of the members of the Board of Directors and of the officers of the two first management levels of the Company and its subsidiaries are in strict compliance with the applicable legal provisions;

3.            Make recommendations to the Nominations and Compensations Committee regarding the removal of members of the Board of Directors of the Company, and its subsidiaries, as well as of its officers for violations of the provisions of these articles of incorporation or of any legislation applicable to the Company;.

4.            Approve the internal control regulations and administrative procedures of the Company;

5.             Supervise compliance with the corporate practices established in the General Corporation and Partnership Law or any other legislation that substitutes it, as well as with these articles of incorporation, and protection of the rights of the minorities established hereby;

6.             Ask the Board of Directors and the different Committees of the Company for the reports on their activities, that it reasonably deems necessary in order to evaluate them and if such, be able to file the related report at the shareholders meeting;

7.             To supervise that transactions with Related Persons or with the participation of any Strategic Partner shareholders, are consistent with market conditions and healthy commercial practice and custom; and

8.             To instruct the Board of Directors of the Company to initiate the corresponding legal action against the officers of the Company’s subsidiaries who do not comply with the provisions of their articles of incorporation;

9.             To give its opinion on the operations with related persons as referred to in Article 14-Bis-3 section IV, paragraph d) of the Stock Market Law and Article Seventeen paragraph 11 of these articles of incorporation, and propose to the Board of Directors the hiring of independent specialists in the cases in which it deems convenient, in order for them to express their opinions regarding such operations, and

10.           In the cases in which it deems convenient or when these articles of incorporation or the applicable legislation so require, to propose the hiring of independent experts.

11.           The Auditing committee shall have absolute authority to appoint independent auditors for all the auditing and non-auditing services. The Auditing Committee shall supervise the work of the independent auditors (including the solution of disagreements between the administration and the independent auditors in respect of the financial reports) and, when appropriate, to replace the independent auditors. The

Auditing Committee shall consider whether or not it is appropriate to adopt the policy of rotating the independent auditors periodically. All appointments of auditors by the Auditing Committee may be subject to approval by the shareholders, as decided by the Board of Directors.

                12.           To approve the preliminary approval procedures in respect of the independent auditors’ commitment to provide auditing and non-auditing services. The Auditing Committee shall, consistent with said procedures, previously approve all the auditing and non-auditing services provided by the independent auditors, as required by the governing legislation or rules and regulations that apply to the markets where the Company’s stock is listed.

                13.           To review compliance by the Company’s independent auditors, annually.

                14.           To draw up an annual report of its activities and present it to the board of directors.

                15.           Together with the independent auditors, to review the financial information that has to be included in the Company’s annual report, including the information presented in the section, “Comments and Analysis by the Administration on the Operating Results and Financial Situation of the Company”, its opinion on the quality, not just its conformity with, the accounting rules, the reasonable nature of the opinions made in preparing the financial statements and the clarity of the information presented in them. The Auditing committee shall also discuss the results of the annual audit and any other business that the independent auditors are required to communicate to the Auditing Committee.

                16.           Together with the independent auditors, to review any problems or difficulties the auditors have found related to the annual or any other audit, as well as any communication with the Company delivered by the auditors and the answer to said letter by the company., Said review shall contain (i) any restrictions on the scope of activities or access to the information required; (ii) any disagreements with the administration regarding the accounting rules general accepted and other business; and (iii) significant adjustments to the financial statements recommended by the independent auditors and adjustments proposed but that were not accepted, regardless of their importance.

                17.           To establish and publish the procedures for the reception, retention, and system of complaints receive by the company in relation to the accounting, internal accounting controls or questions related to the audits, and to confidentiality, anonymous submission by company employees of their concerns related to questionable accounting or audits.

                18.           It shall have sufficient authority to (i) investigate any matter that concerns it with total access to all the books, registers, facilities and personnel of the company ; (ii) to keep external legal advisors, external accountants or other advisors who advise the

Auditing Committee and (iii) to require any officer or employee of the company, to external advisory agency of the Company, internal auditing, providers of auditing services or independent auditors to attend the Auditing Committee’s meetings or to meet with any members of, or advisors of, the Auditing Committee. The Company shall provide sufficient funds to the Auditing Committee to pay the fees of the independent auditors a any other advisors required by the Company, as well as the necessary or appropriate management expenses incurred by the Auditing Committee in compliance with its responsibilities.

ARTICLE THIRTY TWO. Meetings.  The Auditing Committee shall meet at any time it is duly called by the Chairman or the Secretary of the Board of Directors or by any other 2 (two) of its members, or by the Chairman or the Secretary of such Committee.

                The members of the committee shall invariably act as a collegiate body, and its prerogatives may not be assigned to individuals, such as members of the Board of Directors, managers, delegate members, attorneys in fact or other equivalent appointments. For the sessions of this Committee to be considered legally convened, the presence of at least the majority of its members shall be required, and its decisions shall be valid when adopted by the favorable vote of at least the majority of its members. The Statutory Auditors of the Company shall be called to the meetings of such committee, which they shall attend with the right to speak but not to vote.

                ARTICLE THIRTY THREE. Delegate. The Auditing Committee shall appoint a special delegate from among its members, who may be a non-member appointed by the shareholders of the “BB” series or a Person Related to them, who shall have the necessary authority to supervise compliance by the Strategic Partner with its obligations under the Technical Assistance Agreement that is signed, if such, with the Shareholders of the “BB” series.

Acquisitions and Contracts Committee

ARTICLE THIRTY FOUR. Formation. The Board of Directors shall propose a Purchasing and Contracts Committee that shall be formed by the number of regular members and, if such, alternate members who are appointed by the shareholders meeting, but at least a majority of its members shall at the same time be members of the Board of Directors of the Company, and one shall be a member appointed by the shareholders of the “BB” series; it is understood that the board members for the “BB” series shall have the right to appoint the number of members who represent 20% (twenty percent) of the total members and the corresponding alternate. For each regular member of this Committee appointed by the Series “BB” shareholders, one alternate shall be designated who may only substitute the regular member for whom he was appointed. The members of the Purchasing and Contracts Committee shall remain in office for one year or until their appointed substitutes take office.

The Purchasing and Contracts Committee shall meet at any time in which it is personally convened, by certified mail with receipt acknowledged, by fax, or any other means agreed by its members, by the Chairman or the Secretary of the Board of Directors or any r two of its members or by the Chairman or the Secretary of the committee and it shall inform the Board of Directors of its activities in every session that it holds.

The members of the Committee shall act invariably as a collegiate body, and  its prerogatives may not be delegated to individuals, such as directors, managers, delegate members, attorneys in fact, and other equivalent appointments. For the sessions of this committee to be considered legally convened, at least the majority of its members shall attend and its resolutions shall be valid if adopted by the favorable vote of at least the majority of its members. The Company’s Statutory Auditors shall always be called to the Committee sessions, where they may speak but not vote.

The Purchasing and Contracts Committee shall be obligated to authorize any purchase of goods or services or contracting of any construction job or sale of assets that the Company or its subsidiaries undertake with a Relevant Shareholder, with Related Persons ( whether or not such operations have to be authorized by the Board of Directors under article 14-Bis 3, section IV, paragraph d) of the Stock Market Law  or any third parties (hereinafter the “Transactions”). Such Transactions shall be subject to the following rules:

1.             Any individual or accumulated Transaction equal to or in excess of than USD $50,000.00 dollars (fifty thousand dollars, currency of the United States of America) must be reported to the Purchasing and Contracts Committee of the Company.

2.             Any individual or accumulated Transaction equal to or in excess of USD$400,000.00 dollars (four hundred thousand dollars, currency of the United States of America) must be reported before it occurs, to the Purchasing and Contracts Committee, in order for it to be authorized, and once authorized, the Purchasing and Contracts Committee shall report it to the Board of Directors of the Company. When such transaction is carried out by a Relevant Shareholder or exceeds the amount of $2,000,000.00 dollars (two million dollars, currency of the United States of America) the Board of Directors shall report this to the shareholders meeting, identifying the parties in the corresponding contracts.

3.             Any individual or accumulated transaction equal to or in excess of USD $400,000.00 dollars (four hundred thousand dollars, currency of the United States of America) shall be carried out after competitive bidding on the respective contract, following the rules instructed by the Purchasing and Contracts Committee. All bidding procedures that are undertaken shall be supervised at all times by the Purchasing and Contracts Committee.

4.             The Strategic Partner or Persons Related to the Strategic Partner may only participate in construction or supply activities at the airports that are operated by the subsidiaries of the Company when the respective agreements are awarded through a bidding process with the participation of at least 3 (three) contractors (the “Third Parties”) in addition to the Strategic Partner or one of the Related Persons of the Strategic Partner, if such. In such case, the Auditing Committee delegate shall supervise inspection of the construction work is carried out to that effect through an internationally recognized, independent construction work supervising company. If the Strategic Partner or any Related Person of the Strategic Partner, if such, is found in the same circumstances in terms of price, quality and opportunity, in the bid that is held for this effect, the contract will be assigned to some Third Party. The Purchasing and Contracts Committee shall establish the rules to be followed by the bidding processes.

5.            The Purchasing and Contracts Committee shall not authorize the execution of agreements with those persons against which (a) a claim for torts has been initiated in accordance with paragraph 9 hereafter and that have been sentenced by a competent authority, or (b) with regards to which the construction supervisor entity referred to in paragraph 4, has reported irregularities  in any of the construction works and such irregularities have been confirmed by the Purchasing and Contracts Committee, as the case may be.

6.            No officer of the Company or its subsidiaries may undertake operations equal to or greater than USD $400,000.00 dollars (four hundred thousand dollars,

currency of the United States of America), without the prior authorization of such Purchasing and Contracts Committee.  Consequently, all transactions in violation of this provision shall be null and void.

7.            Any shareholder or group of shareholders of the Company who owns 2% (two percent) or more of the corporate capital may at any time request and review the details of the contracts presented at the general shareholders meeting, in which case, the Board of Directors shall make such documents available to them within 15 (fifteen) labor days following such date, for a term of 15 (fifteen) labor days.

8.            Authorizations by the Purchasing and Contracts Committee of the Transactions of the Company’s subsidiaries shall be granted by the vote of stock owned by the Company in the shareholders meeting of said companies held for that purpose, or by unanimous written decision. For such purpose, the Purchasing and Contracts Committee is granted a General Administrative Power of Attorney in accordance with the second paragraph of article 2554 of the Federal Civil Code and the correlated provisions of the Civil Code of the Federal District and the other states of the Mexican Republic.

9.            If a Transaction is carried out by a shareholder of the Company or by the Strategic Partner in violation of the above-established provisions, based on articles 2028 and 2117 of the Federal Civil Code and the correlated provisions of the Civil Code of the Federal District and of the other states of the Mexican Republic, any shareholder who holds 1% (one percent) of the corporate capital may initiate legal action for damages against the infringing shareholder and shall be entitled to request the start of legal action against the officer who acted in violation of the foregoing. The Company shall receive the assets that are obtained as a result of the claim, if any.

                For the purposes of this article, “Relevant Shareholder” means any person or group of persons who are owners, directly or indirectly, of shares that represent 5% (five percent) or more of the corporate capital of the Company.

Shareholders meetings

ARTICLE THIRTY FIVE. Classes. The shareholders meetings shall be general or special, the first may be ordinary or extraordinary and shall take place at the corporate domicile of the Company. Extraordinary meetings, shall be: (i) those called to discuss any of the matters referred to in Article 182 of the General Corporation and Partnership Law and (ii) those called to agree on the cancellation of the shares of the Company in the National Stock Registry, the Mexican Stock Exchange, and in any other stock exchanges whether national or foreign, in which they are registered, except by listing systems or any other markets not organized as stock exchanges; all other meetings shall be general and ordinary, except for meetings that address any issue that affects one or several series of shares in particular, in which case, the meetings shall be special.

                ARTICLE THIRTY SIX. Notices. The notices for the shareholders meetings shall be made by the Chairman and the Secretary or by two members of the Board of Directors or by the Statutory Auditors. Any shareholder or group of shareholders that owns at least 10% (ten percent) of the issued and outstanding shares of the Company may at any time require the Board of Directors or the Statutory Auditors to call a shareholders meeting to discuss the issues e specified in their requirement. All shareholders shall have the same right in the cases referred to in Article 185 of the General Corporation and Partnership Law. If the Board of Directors or the Statutory Auditors, as the case may be, do not make the notice within 15 (fifteen) calendar days after receiving the request in accordance with the above provisions, the authorities with competent jurisdiction in the corporate domicile shall, at the request of the shareholder or shareholders in such position referred to hereinabove, and with prior proof of such position, issue the respective notice.

                ARTICLE THIRTY SEVEN. Publication of Meeting Notices. First and later notices of shareholders meetings shall be published in the Federal Official Gazette (“Diario Oficial de la Federación”) and in a major newspaper at least 15 (fifteen) calendar days prior to the date established for the meeting. The meeting notices shall indicate the place, day and time of the meeting and shall contain the Agenda with a clear explanation of the issues to be addressed during such meeting, and shall be signed by the person or persons who make such notice; it is understood that if the notice is made by the Board of Director, the signature of the Chairman or Secretary of such body or of the delegate appointed for this purpose by the Board of Directors shall suffice. From the time the notice for shareholders meetings is published, the information and documents related to each of the matters included in the Agenda shall be available to the shareholders immediately, and without charge.

                Shareholders meetings may take place without the need of a prior notice if all of the issued and outstanding shares of the Company’s corporate capital are represented as such meeting.

                ARTICLE THIRTY EIGHT. Attendance. Only shareholders duly registered in the Stock Register of the Company as owners of one or more shares thereof shall be admitted to the shareholders meetings of the Company provided they have obtained the corresponding admission card, and such register for all effects shall be closed 3 (three) days before the established date of the meeting.

                To attend meetings, the shareholders shall show their admission card, which shall be issued only at the request of the shareholders and that must be presented at least 24 (twenty four) hours before the designated meeting time, together with proof  of deposit of the related provisional or final stock certificates in the Company’s Secretarial Department, or the proof of deposit, in the Secretarial Department of the Company, of the certificates or the deposit certificates of such shares issued by some national or foreign securities deposit institution, credit institution, or brokerage house pursuant to the Stock Market Law. The shares that are deposited in order to have the right to be present at the meetings shall not be returned until after such meeting by delivery of the deposit slip issued to the shareholder of his/her/its representative.

                The shareholders may be represented at the shareholders meetings by the person or persons appointed by power of attorney instrument signed before two witnesses or by any other form of power of attorney granted in accordance with the law. However, in respect of the Company’s equity that is listed in some stock market, the attorney in fact may only prove his legal capacity, authority and power with a power of attorney instrument executed on forms that the company shall product and that shall be available to the shareholders, including the Stock Market brokers, during the term specified in Article 173 of the General Corporation and Partnership Law. The forms shall contain the following: (a) General Corporation and Partnership Law clear indication of the Company’s name, the corresponding Agenda, the inclusion under general Business, of points referred to in Articles 181 and 182 of the General Corporation and Partnership Law, and (b) space for the principal’s instructions for exercise of the power. The Secretary of the Board of Directors shall ascertain compliance with this Article and shall so inform the Meeting. The members of the Board of Directors and the Statutory Auditors may not represent shareholders at the shareholders meetings.

                ARTICLE THIRTY NINE. Minutes. The minutes of shareholders meetings shall be transcribed in a book kept specially for such purpose and shall be signed by the acting Chairman and Secretary of the meeting, as well as the Statutory Auditors who attended such meeting and those shareholders or shareholders’ proxies who wish to do so. The proof of any corporate action taken by the shareholders in accordance with Article Thirty Nine of these Articles of Incorporation shall be transcribed in such book.

                ARTICLE FORTY. Chairman and Secretary. The shareholders meetings shall be presided by the Chairman of the Board of Directors and, in his absence, by the person appointed by the majority vote of the shareholders present. The secretary of the Board of Directors shall act as Secretary at the shareholders meetings and, in his absence, the person appointed by majority vote of the shareholders present shall act as such.

                ARTICLE FORTY ONE. Ordinary Meetings. The Ordinary Shareholder Meetings shall be held at least once a year within the four months following the close of annual period. In addition to the business in the Agenda, the Meeting : (i) shall discuss, approve or modify the report of the Board of Directors referred to in Article 172 of the General Corporation and Partnership Law general corporation and Partnership Law, taking into consideration the report of the Statutory Auditors; (ii) the members of the Board of Directors, Statutory Auditors and members of the Company’s Committees shall be appointed or ratified, considering the proposals of the Nominations and Compensations Committee, and shall also determine the fees thereof; and (iii) The report referred to in Article 172 of the General Corporation and Partnership Law General Corporation and Partnership Law shall be presented to the shareholders in respect of the company or companies in which the Company owns the majority stock share when the investment value in each one exceeds 20% (twenty percent) of the net equity according to the financial situation statement at the close of the related annual period.

ARTICLE FORTY TWO.  Written Resolutions. Those resolutions whose adoption requires the holding of a shareholder meeting may be made outside of the shareholder meeting by unanimous written consent of all of the shareholders who would be entitled to vote had such shareholders meeting taken place. The resolutions so adopted shall have the same legal effects and consequences as other resolutions adopted in the course of a shareholders meeting. When the resolutions of the shareholders are made by unanimous written consent, no notice shall be required, nor other formality that the signature of all of the shareholders entitled to vote, on the document that proves such resolutions were adopted. All those documents shall be attached to the Minutes of Stockholders Meetings book, run in accordance with Article Thirty Nine hereof.

Attendance and Voting in shareholders meetings

ARTICLE FORTY-THREE. Quorum in Ordinary shareholders meetings. Every share shall be entitled to one vote at the shareholders meetings. In order for the general ordinary shareholders meetings that take place on a first notice to be valid, at least 50% (fifty percent) of the shares representative of the corporate capital must be represented at the meeting and the resolutions shall be valid if adopted by the favorable vote of the majority of the shares present or represented at the meeting (a “Majority vote”). The ordinary general shareholders meetings that take place on a second or later notice shall be deemed valid whichever the number of shares represented at the meeting and the resolutions taken shall be valid if adopted by a Majority vote.

The shareholders that are duly represented at the meeting and that represent at least 10% (ten percent) of the Company’s outstanding corporate capital may request a delay of the vote in any matter with respect to which they consider that they are not sufficiently informed, adjusting to the terms and conditions set forth in Article 199 of the general Corporation and Partnership Law General Corporation and Partnership Law.

The shareholders duly represented at the Meeting and that represent at least 20% of the Company’s outstanding corporate capital may legally challenge the resolutions made at general shareholders meetings and on which they may vote, provided they fulfill the requirements set forth in Articles 201 and 202 of General Corporation and Partnership Law the General Corporation and Partnership Law.

ARTICLE FORTY FOUR. Quorum in Extraordinary General Shareholders Meetings and Special Meetings. Each share shall be entitled to one vote at the shareholders meetings. In order for a general extraordinary shareholders meetings or special shareholder meeting held on a first or later notice to be valid, at least 75% (seventy five percent) of the shares that represent the corporate capital, or the relevant series (for special meetings), must be represented at the meeting and its resolutions shall be valid when adopted by the favorable vote of the shares that represent more than 50% (fifty percent) of the corporate capital of the Company, or the relevant series (for special meetings), as the case may be.  Excepted from the foregoing are decisions on matters referred to in Article Eight and the first paragraph of Article Twelve hereof

(which are subject to the quorum established in such Articles), as well as the resolutions regarding the following matters that are reserved exclusively for the extraordinary shareholders meeting, the resolutions shall be valid when adopted by the favorable vote of at least 75% (seventy five percent) of the corporate capital of the Company:

1.             Any modification to the Articles of Incorporation whose purpose is to modify or eliminate the prerogatives of the Committees created for the administration of the Company and its subsidiaries; to cancel or modify the rights granted to minorities; to eliminate the limits of individual participation of the shareholders or Related Companies, as well as the term to which such limitation is subject;

2.             Any resolution that entails the cancellation or assignment of rights derived from the titles of concessions granted by the Mexican Federal Government in favor of the Company or its subsidiaries;

3.             The accelerated termination, by agreement among the parties, of the Participation Agreement (“Contrato de Participación”) entered into by and among the Company and the Strategic Partner;

4.             Cancellation of the registration of the Company’s shares in the National Securities Register, or in any Stock Exchange where they may be registered;

5.             Any merger of the Company with companies that are not directly related to the Company’s and its subsidiaries’ main line of business; and

6.             Any division, dissolution or liquidation of the Company.

The shareholders that are duly represented at the Meeting and that represent at least 10% (ten percent) of the corporate capital of issued and outstanding shares of the Company, may request a delay in the voting on any matter with regards to which they consider they are not sufficiently informed, adjusting to the terms and conditions set forth for such effects in Article 199 of the General Corporation and Partnership Law General Corporation and Partnership Law.

The shareholders that are duly represented at the Meeting and that represent at least 20% of the issued and outstanding shares of the Company’s corporate capital may legally  challenge the resolutions of general shareholders meetings on which they are entitled to vote, provided the requirements necessary for such effects stated in Articles 201 and 202 of the General Corporation and Partnership Law General Corporation and Partnership Law are fulfilled.

ARTICLE FORTY FIVE. Series “BB” Veto Rights Provided the shares of the Series “BB” represent at least 7.65% (seven point sixty five percent) of the total subscribed and paid corporate capital Company, the favorable vote of the majority of the Series “BB” shares shall be required. in order for the Shareholders Meeting to validly adopt any resolution. on the business mentioned below,

(i)             approval of the balance sheet of the Company;

(ii)            anticipated liquidation or dissolution of the Company;

(iii)           increases or reductions of the corporate capital of the Company;

(iv)          declaration and payment of dividends;

(v)           Amendment to the articles of incorporation of the Company;

(vi)          mergers, subdivisions or division of shares;

(vii)         granting or modification of special rights to the series into which the corporate capital is divided; and

(viii)        any decision that has as an objective to modify or annul the resolutions validly adopted by the Board of Directors in accordance with the Nineteenth Article hereinabove, as well as those that require the favorable vote of the members of the Board of Directors appointed by the Shareholders of Series “BB” referred to in Article Eighteen of these Articles of Incorporation.

Separation from the Company

ARTICLE FORTY SIX. Separation. In accordance with Article 206 of the General Corporation and Partnership Law General Corporation and Partnership Law, any shareholder may separate from the Company and request reimbursement of its shares in proportion to the corporate assets, that is, at the book value thereof according to the last audited balance sheet approved by the shareholders meeting, or at 95% (ninety five percent) of the appraisal value in the stock exchange, obtained from the average of the transactions made in the 30 days during which the Company’s shares were traded, prior to the date of adoption of the resolution that originates such separation right, whichever of such values is lesser, provided such shareholder voted against of the resolutions made at the general meeting that decides the change of corporate purpose, change of nationality, transformation of any kind of the Company, merger or division of the Company, disappearing as the absorbing company, if such, or in case of dilution of its participation by more than 10% ten percent due to any kind of merger and whenever such separation is requested within 15 (fifteen) days after the end of the respective meeting.

Financial information

ARTICLE FORTY SEVEN. Within 3 (three) months following closure of the tax year, the Board of Directors shall prepare a report containing all of the financial information required under Article 172 of the General Corporation and Partnership Law

and with Article Twenty Two, paragraph 3, of these Articles of Incorporation. The financial information, together with the supporting documents, shall be delivered to the Statutory Auditors at least 15 (fifteen) days prior to the date selected for the ordinary general shareholders meeting, and shall be made available and delivered to the shareholders that require them at the address of the Company with the same advance period.

ARTICLE FORTY-EIGHT. Within 15 (fifteen) days following the date when the financial information and its attachments are delivered to the Statutory Auditors, these shall prepare a report containing their comments and suggestions. The financial information referred to in the Forty third article hereinabove, shall be kept by the Board of Directors during the (15) fifteen days prior to the date appointed for the celebration of the general annual ordinary shareholders meeting at the disposal of the shareholders that are registered as such in the Stock Register, for their consultation at the offices of the Company.

Profits and Losses

ARTICLE FORTY NINE.  The net profits of each company year shall be applied in the following order:

1.             5% (five percent= to set up and, if necessary, reconstitute the legal reserve until it equals at least 20% (twenty percent) of the corporate capital;

2.             the amounts the meeting decides shall be set aside to create or increment general or special reserves, including if such, the stock buyback reserve mentioned in section I of  Article 14-Bis-3 of the Stock Market Law; and

3. If the shareholders meeting so determines, the Company’s capital reserves may be created or increased as deemed advisable.

4. If appropriate, for payment of dividends to the company’s shareholders in the amount, form and term the general shareholders meeting decides.

ARTICLE FIFTY. Losses, if any, shall be compensated first by the capital reserves, and if the capital reserves are insufficient, by the corporate capital.

Dissolution and Liquidation

ARTICLE FIFTY ONE.  The Company shall be dissolved in any of the cases set forth in Article 229 of the General Corporation and Partnership Law.

ARTICLE FIFTY TWO. Once the Company is dissolved, it shall be set in liquidation. The liquidation shall be assigned to one or more liquidators appointed by the shareholders meeting. If the meeting does not make such an appointment, a Civil or District Judge of the address of the Company shall do so upon the request of any shareholder in the terms set forth in Article 236 of the General Corporation and Partnership Law.

ARTICLE FIFTY THREE. In absence of specific instructions given by the shareholders meeting to the liquidators, the liquidation shall be undertaken in accordance with the following priorities:

1.             Conclusion of all pending businesses in the manner that least damages the creditors and shareholders;

2.             The collection or amounts payable and payment of debts;

3.             The sale of the assets of the Company;

4.             The preparation of the final liquidation balance; and

5.             The distribution of the remaining assets, in any, among the shareholders in proportion to their corresponding share participation.

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